UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DIGIMARC CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2025

DIGIMARC CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	001-34108	26-2828185
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8500 SW Creekside Place, Beaverton Oregon 97008

(Address of principal executive offices) (Zip Code)

(503) 469-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.001 Par Value Per Share	DMRC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD Disclosure

On March 20, 2025, April 15, 2025 and April 17, 2025, Ocho Investments LLC (“Ocho Investments”), a shareholder of Digimarc Corporation (“Digimarc” or the “Company”), made certain filings, including exhibits, with the U.S. Securities and Exchange Commission (the “SEC”). Two of these filings were made by Ocho Investments on Schedule 13D (as amended, the “Schedule 13D”) and one filing constituted a Notice of Exempt Solicitation (together with the Schedule 13D, the “Shareholder Communications”). The members of the Board and management of the Company continue to engage with Ocho Investments on the subject matter of the Shareholder Communications.

On April 19, 2025, the founder and portfolio manager of Lagoda Investment Management (“LIM”), a shareholder of Digimarc, issued a letter to the Board expressing, among other things, unqualified disagreement with the Shareholder Communications and confirming LIM’s support for Mr. McCormack’s performance and continued service as chief executive officer (the “LIM Response Letter”). On April 22, 2025, the chief executive officer and co-chief investment officer of Kimelman & Baird LLC (“K&B”), a second Digimarc shareholder, issued a letter to Ms. Kool confirming K&B’s support of a recent decision made by the Board, Ms. Kool, as chair of the Board, and Digimarc’s chief executive officer, Mr. McCormack, to adjust the Company’s direction (the “K&B Response Letter”). On April 23, 2025, a founding partner of Silverberg Bernstein Capital Management, a third Digimarc shareholder, issued a letter to Ms. Kool expressing support for Mr. McCormack’s performance and continued service as chief executive officer (the “SBCM Response Letter”).

The foregoing descriptions of the LIM Response Letter, K&B Response Letter and SBCM Response Letter do not purport to be complete and are qualified in their entirety by the full texts of each letter. Copies of the LIM Response Letter, K&B Response Letter and SBCM Response Letter are attached as Exhibits 99.1, 99.2 and 99.3, respectively, to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Letter to the Board of Directors, issued by Lagoda Investment Management.

99.2	Letter to the Chair of the Board of Directors, issued by Kimelman & Baird LLC.

99.3	Letter to the Chair of the Board of Directors, issued by Silverberg Bernstein Capital Management.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2025

By:	/s/ George Karamanos
George Karamanos
Executive Vice President, Chief Legal Officer and Secretary

Exhibit 99.1

Fatima Dickey

3 Columbus Circle, 15th Floor

New York, NY 10019

Dear Board of Directors of Digimarc,

My name is Fatima Dickey. I am a founder and portfolio manager of an investment management firm called Lagoda Investment Management based in NYC. My letter to you is prompted by the recent events, specifically a public attack on the CEO of Digimarc by one of the Digimarc other shareholders. I would like to offer my perspective as a long term shareholder of the company.

When Riley McCormack became the new CEO, I was supportive of him because I recognized that in him the company was gaining someone who is capable and full of true enthusiasm for the company and its technology and also someone focused on creating shareholder value. This aligns very much with Lagoda’s investment requirements. Lagoda invests specifically in the companies which are led by so called owner operators, namely individuals who we see as fully monetarily, psychologically, and mentally invested in the success of the companies they are heading. We thought that in Riley’s case he threw in his wallet, body and soul into the company and became the CEO not because he was looking for a job or a title but because he truly wanted to finally see this company achieve what it was born to do and realize the truly gigantic potential of its technology.

Recently we have watched the shares plummet and as large shareholders this has not been painless for us. But the events of the last few months have not changed our view on Riley. Rather we see in his decision making the kinds of patterns we have seen in many of our owners when they face the choice of doing what is right for the business versus what is easier shorter term. The decision to walk away from the discussions with a large customer must not have been easy one and we appreciate having the CEO who can do that rather than perhaps ‘extend and pretend’ which might have been an easier thing to do. We therefore feel very strongly that no other CEO needs to be found at this time because the person we have at the helm is doing what he was hired for and in this case it meant taking a hard decision. Past managements were less able to make hard choices. We appreciate when our owners are able to pivot towards things that make sense for the business, rather than get stuck on paths that are leading to nowhere.

We feel that Digimarc is at the cusp of being successful and we think changing the CEO would be highly disruptive. While anyone is entitled to their point of view, ours is that we have the right CEO at the helm of this company and we appreciate the hard choices being made and we really look forward towards the company’s successful commercializations in various areas.

Best regards,

Fatima Dickey

Exhibit 99.2

April 22, 2025

Katie Kool

Board Chair

Digimarc Corporation

8500 SW Creekside Place

Beaverton, OR 97008 USA

Dear Katie,

As a shareholder of Digimarc Corp., I wanted to take a moment to share a few thoughts. Having invested in small-cap companies for many years, I’m familiar with the challenges that can come with navigating partnerships and business with larger, more established organizations. With that in mind, I respect the decision made by you, your board, and your CEO earlier this year to adjust the company’s direction.

Streamlining operations with the goal of improving cash flow and better positioning the business for what lies ahead is a meaningful step. I recognize that the process will take time and continued effort, and I remain patient—as I have been over nearly 40 years in this business.

Thank you for your steady hand during this period of transition.

Sincerely,

Scott Kimelman

Partner, Chief Executive Officer,

Co-Chief Investment Officer

Kimelman & Baird LLC

P: 212.686.0021

M: 917.992.1532

KIMELMAN & BAIRD, LLC

800 Third Ave Suite 2300 • New York, NY 10022 • Tel: 212.686.0021 • Fax: 212.779.9603

Exhibit 99.3

Dear Ms. Kool,

I am a founding Partner of Silverberg Bernstein Capital Management. Shares of Digimarc are among the largest positions that we hold for our clients. Silverberg Bernstein was only formed in 2023. However, I personally have been a DMRC shareholder continuously since 2002. I own more shares today than at any time since 2002. Many of our clients, because of my interest, have been DMRC shareholders for 15-20 years.

I am fully supportive of the changes Riley has made in the manner in which the company has been managed since he became the CEO and of Riley as the CEO of the company.

With kind regards and wishing you good luck,

Irwin